Shelli Fields

March 31, 2023

Board of Directors

China Solar & Clean Energy Solutions, Inc.

Gentlemen:

I hereby resign all positions, including Director, President, Secretary and Treasurer, of China Solar and Clean Energy Solutions, Inc. (the “Company”).

This resignation is not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

Sincerely,

Shelli Fields